Exhibit 99.1

Investor Relations

News from Aon

Aon Reports First Quarter 2014 Results

First Quarter Key Metrics

•	Total revenue was $2.9 billion with organic revenue growth of 2%

•	Operating margin was 15.9%, and operating margin, adjusted for certain items, increased 30 basis points to 18.8%

•	EPS was $1.06, and EPS, adjusted for certain items, increased 15% to $1.28

•	Cash flow from operations decreased $65 million to a use of $11 million, and free cash flow decreased $60 million to a use of $66 million

First Quarter Highlights

•	Repurchased 7.2 million Class A Ordinary Shares for approximately $600 million

•	Subsequent to the close of the first quarter, Aon announced a 43% increase to the quarterly cash dividend

LONDON - April 25, 2014 - Aon plc (NYSE: AON) today reported results for the three months ended March 31, 2014.

Net income attributable to Aon shareholders was $325 million, or $1.06 per share, compared to $261 million, or $0.82 per share, for the prior year quarter. Net income per share attributable to Aon shareholders, adjusted for certain items, increased 15% to $1.28, compared to $1.11 in the prior year quarter. Certain items that impacted first quarter results and comparisons with the prior year quarter are detailed in the “Reconciliation of Non-GAAP Measures - Operating Income and Diluted Earnings per Share” on page 12 of this press release.

“Our first quarter results reflect a solid start to the year with double-digit earnings growth, highlighted by strong performance across Risk Solutions and effective capital management,” said Greg Case, president and chief executive officer. “We are returning a record amount of capital to shareholders, highlighted by the repurchase of $600 million of ordinary shares in the quarter and the recently declared 43% increase in our quarterly cash dividend, while continuing to invest in innovative solutions across the firm to strengthen our industry-leading platform for long-term growth, strong free cash flow generation and increased financial flexibility.”

FIRST QUARTER FINANCIAL SUMMARY

Total revenue increased 1% to $2.9 billion compared to the prior year quarter primarily driven by a 2% increase in organic revenue, partially offset by a 1% unfavorable impact from foreign currency translation.

Total operating expenses for the first quarter decreased 1% to $2.5 billion compared to the prior year quarter due primarily to a $31 million increase in savings related to the restructuring programs, a $26 million decrease in formal restructuring costs, an $18 million favorable impact from foreign currency translation, a $17 million decrease in expenses related to acquisitions, net of divestitures, and a $13 million decrease in intangible asset amortization, partially offset by an increase in expense to support future growth in our health care exchange business and an increase in expense associated with 2% organic revenue growth.

Depreciation expense increased 2%, or $1 million, to $60 million compared to the prior year quarter.

Intangible asset amortization expense decreased 13%, or $13 million, to $86 million compared to the prior year quarter, made up of a $9 million decrease in HR Solutions and a $4 million decrease in Risk Solutions.

Restructuring savings in the first quarter related to the Aon Hewitt restructuring program are estimated at $100 million compared to $69 million in the prior year quarter. Of the estimated savings in the first quarter, approximately $76 million were related to the HR Solutions segment compared to $56 million in the prior year quarter, and approximately $24 million were related to the Risk Solutions segment compared to $13 million in the prior year quarter.

In HR Solutions, approximately $280 million of the expected $303 million in total cumulative savings have been achieved under the program, with the remaining $23 million of savings expected to be achieved by the end of 2014. In Risk Solutions, approximately $80 million of the expected $99 million in total cumulative savings have been achieved under the program, with the remaining $19 million of savings expected to be achieved by the end of 2014. The Company has incurred all remaining costs for the Aon Hewitt Plan, and the plan was closed in the fourth quarter of 2013.

Foreign currency exchange rates in the first quarter had no material impact on adjusted net income if the Company were to translate prior year quarter results at current quarter foreign exchange rates.

Effective tax rate on net income in the first quarter was 18.9% compared to 26.1% in the prior year quarter.  The effective tax rate in the first quarter of 2014 was favorably impacted by changes in the geographic distribution of income. Potential unfavorable discrete tax adjustments in future quarters of 2014 could cause the effective tax rate for the full year 2014 to be higher than the effective tax rate reported in the first quarter of 2014.

Average diluted shares outstanding decreased to 307.2 million in the first quarter compared to 320.0 million in the prior year quarter. The Company repurchased 7.2 million Class A Ordinary Shares for approximately $600 million in the first quarter. The Company has $2.3 billion of remaining authorization under its share repurchase program.

Cash flow from operations decreased $65 million to a use of $11 million in the first quarter due primarily to organic growth and $64 million of timing related to certain incentive compensation and interest expense payments, partially offset by solid underlying working capital performance and a decrease in pension contributions and cash taxes in the quarter.

Free cash flow, as defined by cash flow from operations less capital expenditures, decreased $60 million to a use of $66 million in the first quarter driven by a decrease in cash flow from operations, partially offset by a $5 million decrease in capital expenditures. A reconciliation of free cash flow to cash flow from operations can be found on the “Reconciliation of Non-GAAP Measures - Organic Revenue and Free Cash Flow” on page 11 of this press release.

FIRST QUARTER SEGMENT REVIEW

Certain noteworthy items impacted operating income and operating margins in the first quarters of 2014 and 2013. The first quarter segment reviews provided below include supplemental information related to organic revenue, adjusted operating income and operating margin, which is described in detail on the “Reconciliation of Non-GAAP Measures - Organic Revenue and Free Cash Flow” on page 11 and “Reconciliation of Non-GAAP Measures - Operating Income and Diluted Earnings per Share” on page 12 of this press release.

RISK SOLUTIONS

					Less:
(millions)	Three Months Ended			Less:	Acquisitions,
Commissions, Fees and Other	Mar 31, 2014	Mar 31, 2013	% Change	Currency Impact	Divestitures, Other	Organic Revenue
Retail	$1,579	$1,562	1%	(1)%	(1)%	3%
Reinsurance	409	402	2	(1)	—	3
Subtotal	$1,988	$1,964	1%	(1)%	(1)%	3%
Investment Income	6	7	(14)
Total Revenue	$1,994	$1,971	1%

Risk Solutions total revenue increased 1% to $2.0 billion compared to the prior year quarter due to 3% organic growth in commissions and fees, offset by a 1% decrease in commissions and fees resulting from acquisitions, net of divestitures, and a 1% unfavorable impact from foreign currency translation.

Retail organic revenue increased 3% reflecting revenue growth in both the Americas and International businesses. Americas organic revenue increased 4% reflecting growth across all regions driven by new business generation in US Retail and strong management of the renewal book portfolio across Latin America and Canada. International organic revenue increased 3% driven by strong growth across emerging markets and Asia and solid management of the renewal book portfolio across continental Europe.

Reinsurance organic revenue increased 3% compared to the prior year quarter due primarily to growth in facultative placements and capital markets transactions and advisory business, as well as net new business growth in treaty placements, partially offset by an unfavorable market impact in the quarter.

	Three Months Ended
(millions)	Mar 31, 2014	Mar 31, 2013	% Change
Revenue	$1,994	$1,971	1%
Expenses
Compensation and benefits	1,130	1,110	2
Other general expenses	419	458	(9)
Total operating expenses	1,549	1,568	(1)%
Operating income	$445	$403	10%
Operating margin	22.3%	20.4%
Operating income - adjusted	$470	$443	6%
Operating margin - adjusted	23.6%	22.5%

Compensation and benefits for the first quarter increased 2%, or $20 million, compared to the prior year quarter due primarily to an increase in expense associated with 3% organic revenue growth, partially offset by a $10 million favorable impact from foreign currency translation, a $9 million decrease in expenses related to acquisitions, net of divestitures, a $9 million decrease in formal restructuring costs and savings related to the Aon Hewitt restructuring program.

Other general expenses for the first quarter decreased 9%, or $39 million, compared to the prior year quarter due primarily to expense discipline, a $6 million favorable impact from foreign currency translation, a $4 million decrease in intangible asset amortization and savings related to the Aon Hewitt restructuring program.

First quarter operating income increased 10% to $445 million compared to the prior year quarter. Adjusting for certain items detailed on page 12 of this press release, operating income increased 6%, or $27 million, and operating margin increased 110 basis points to 23.6%, each compared to the prior year quarter. The increase in adjusted operating margin was driven by solid organic revenue growth, expense discipline and savings related to the restructuring programs.

HR SOLUTIONS

(millions)	Three Months Ended			Less:	Less: Acquisitions,
Commissions, Fees and Other	Mar 31, 2014	Mar 31, 2013	% Change	Currency Impact	Divestitures, Other	Organic Revenue
Consulting Services	$384	$382	1%	1%	(1)%	1%
Outsourcing	589	581	1%	—%	—%	1%
Intersegment	(8)	(9)	N/A	N/A	N/A	N/A
Subtotal	$965	$954	1%	—%	—%	1%
Investment Income	—	—	N/A
Total Revenue	$965	$954	1%

HR Solutions total revenue increased 1% to $965 million compared to the prior year quarter driven by 1% organic growth in commissions and fees.

Organic revenue in Consulting Services increased 1% driven primarily by growth in investment and compensation consulting, partially offset by an anticipated unfavorable impact from timing in the quarter in compensation consulting. Organic revenue in Outsourcing increased 1% compared to the prior year quarter due primarily to modest growth in benefits administration and HR Business Process Outsourcing (BPO).

	Three Months Ended
	Mar 31,	Mar 31,	%
(millions)	2014	2013	Change
Revenue	$965	$954	1%
Expenses
Compensation and benefits	594	590	1
Other general expenses	304	313	(3)
Total operating expenses	898	903	(1)%
Operating income	$67	$51	31%
Operating margin	6.9%	5.3%
Operating income - adjusted	$128	$136	(6)%
Operating margin - adjusted	13.3%	14.3%

Compensation and benefits for the first quarter increased 1%, or $4 million, compared to the prior year quarter due primarily to an increase in expense to support future growth of our health care exchange business and an increase in expense associated with 1% organic revenue growth, partially offset by savings related to the Aon Hewitt restructuring program and a $14 million decrease in formal restructuring costs.

Other general expenses for the first quarter decreased 3%, or $9 million, compared to the prior year quarter due to a $9 million decrease in intangible asset amortization.

First quarter operating income increased 31% to $67 million compared to the prior year quarter. Adjusting for certain items detailed on page 12 of this press release, operating income decreased 6%, or $8 million, and operating margin decreased 100 basis points to 13.3%, each compared to the prior year quarter. An increase in expense to support future growth of our health care exchange business and an anticipated unfavorable impact from the timing of certain revenue in Consulting Services more than offset modest organic revenue growth and savings related to the Aon Hewitt restructuring program.

INCOME BEFORE INCOME TAXES

	Three Months Ended
	Mar 31,	Mar 31,	%
(millions)	2014	2013	Change
Risk Solutions	$445	$403	10%
HR Solutions	67	51	31
Unallocated expenses	(43)	(44)	(2)
Operating income	$469	$410	14%
Interest income	2	1	100
Interest expense	(58)	(52)	12
Other income	1	9	(89)
Income before income taxes	$414	$368	13%

Unallocated expenses decreased $1 million to $43 million compared to the prior year quarter. Interest income increased $1 million to $2 million compared to the prior year quarter. Interest expense increased $6 million to $58 million compared to the prior year quarter due primarily to an increase in the total debt outstanding and costs related to certain derivative hedging programs. Other income of $1 million primarily includes gains on certain long-term investments. The prior year quarter includes a $6 million net gain due to the favorable impact of exchange rates on remeasurement of assets and liabilities in non-functional currencies and $3 million of net gains on certain long-term investments.

Conference Call, Presentation Slides and Webcast Details
The Company will host a conference call on Friday, April 25, 2014 at 7:30 a.m., central time. Interested parties can listen to the conference call via a live audio webcast and view the presentation slides at www.aon.com.

 About Aon
Aon plc (NYSE:AON) is the leading global provider of risk management, insurance and reinsurance brokerage, and human resources solutions and outsourcing services. Through its more than 66,000 colleagues worldwide, Aon unites to empower results for clients in over 120 countries via innovative and effective risk and people solutions and through industry-leading global resources and technical expertise. Aon has been named repeatedly as the world’s best broker, best insurance intermediary, reinsurance intermediary, captives manager and best employee benefits consulting firm by multiple industry sources. Visit www.aon.com for more information on Aon and www.aon.com/manchesterunited to learn about Aon’s global partnership and shirt sponsorship with Manchester United.

Safe Harbor Statement
This communication contains certain statements related to future results, or states our intentions, beliefs and expectations or predictions for the future which are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from either historical or anticipated results depending on a variety of factors. These forward-looking statements include information about possible or assumed future results of our operations. All statements, other than statements of historical facts that address activities, events or developments that we expect or anticipate may occur in the future, including such things as our outlook, future capital expenditures, growth in commissions and fees, changes to the composition or level of our revenues, cash flow and liquidity, expected tax rates, business strategies, competitive strengths, goals, the benefits of new initiatives, growth of our business and operations, plans and references to future successes, are forward-looking statements. Also, when we use the words such as “anticipate”, “believe”, “estimate”, “expect”, “intend”, “plan”, “probably”, or similar expressions, we are making forward-looking statements.

The following factors, among others, could cause actual results to differ from those set forth in the forward looking statements:  general economic conditions in different countries in which Aon does business around the world; changes in the competitive environment; changes in global equity and fixed income markets that could affect the return on invested assets; changes in the funding status of Aon's various defined benefit pension plans and the impact of any increased pension funding resulting from those changes; rating agency actions that could affect Aon's ability to borrow funds; fluctuations in exchange and interest rates that could influence revenue and expense; the impact of class actions, individual law suits and other contingent liabilities and loss contingencies arising from errors and omissions and other claims against Aon, including client class actions, securities class actions, derivative actions and ERISA class actions; the impact of any investigations brought by regulatory authorities in the U.S., U.K. and other countries; the failure to retain and attract qualified personnel;  the impact of, and potential challenges in complying with, legislation and regulation in the jurisdictions in which Aon operates, particularly given the global scope of Aon’s  businesses and the possibility of conflicting regulatory requirements across jurisdictions in which Aon does business; the effect of the change in global headquarters and jurisdiction of incorporation, including differences in the anticipated benefits; the extent to which Aon retains existing clients and attracts new businesses and Aon’s ability to incentivize and retain key employees; the extent to which Aon manages certain risks created in connection with the various services, including fiduciary and advisory services and business process outsourcing services, among others, that Aon currently provides, or will provide in the future, to clients;  Aon’s ability to implement restructuring initiatives and other initiatives intended to yield cost savings, and the ability to achieve those cost savings;  the potential of a system or network breach or disruption resulting in operational interruption or improper disclosure of personal data; changes in commercial property and casualty markets and commercial premium rates that could impact revenues; any inquiries relating to compliance with the U.S. Foreign Corrupt Practices Act and non-U.S. anti-corruption laws and with U.S. and non-U.S. trade sanctions regimes; failure to protect intellectual property rights or allegations that we infringe on the intellectual property rights of others; the damage to our reputation among clients, markets or third parties; the actions taken by third parties that preform aspects of our business operations and client services; changes in costs or assumptions associated with our HR Solutions operating segment’s outsourcing and consulting arrangements that affect the profitability of these arrangements; and Aon’s ability to grow, develop and integrate companies that it acquires or new lines of business.

Further information concerning Aon and its business, including factors that potentially could materially affect Aon's financial results, is contained in Aon's filings with the SEC. See Aon’s Annual Report on Form 10-K and its Quarterly Reports on Form 10-Q for a further discussion of these and other risks and uncertainties applicable to Aon’s businesses. Aon does not undertake, and expressly disclaims, any duty to update any forward-looking statement whether as a result of new information, future events or changes in their respective expectations, except as required by law.

Explanation of Non-GAAP Measures
This communication includes supplemental information related to organic revenue, free cash flow, adjusted operating margin and adjusted earnings per share, that exclude the effects of restructuring charges, intangible asset amortization, capital expenditures, transaction and integration costs and certain other noteworthy items that affected results for the comparable periods. Organic revenue excludes from reported revenues the impact of foreign exchange, acquisitions, divestitures, transfers between business units, reimbursable expenses and unusual items. The impact of foreign exchange is determined by translating last year's revenue, expense or net income at this year's foreign exchange rates. Reconciliations are provided in the attached schedules. Supplemental organic revenue information and additional measures that exclude the effects of the restructuring charges and certain other items do not affect net income or any other GAAP reported amounts. Free cash flow is cash flow from operating activity less capital expenditures. Management believes that these measures are important to make meaningful period-to-period comparisons and that this supplemental information is helpful to investors. They should be viewed in addition to, not in lieu of, the Company’s Consolidated Financial Statements. Industry peers provide similar supplemental information regarding their performance, although they may not make identical adjustments.

#

Investor Contact:	Media Contact:
Scott Malchow	David Prosperi
Senior Vice President, Investor Relations	Vice President, Global Public Relations
+44 (0) 20 7086 0100	312-381-2485

Aon plc
Condensed Consolidated Statements of Income (Unaudited)

	Three Months Ended
(millions, except per share data)	Mar. 31, 2014	Mar. 31, 2013	Percent Change
Revenue
Commissions, fees and other	$2,941	$2,908	1%
Fiduciary investment income	6	7	(14)
Total revenue	2,947	2,915	1
Expenses
Compensation and benefits	1,751	1,725	2
Other general expenses	727	780	(7)
Total operating expenses	2,478	2,505	(1)
Operating income	469	410	14
Interest income	2	1	100
Interest expense	(58)	(52)	12
Other income	1	9	(89)
Income before income taxes	414	368	13
Income taxes (1)	78	96	(19)
Net income	336	272	24
Less: Net income attributable to the noncontrolling interests	11	11	—
Net income attributable to Aon shareholders	$325	$261	25%

Basic net income per share attributable to Aon shareholders	$1.07	$0.82	30%
Diluted net income per share attributable to Aon shareholders	$1.06	$0.82	29%
Weighted average ordinary shares outstanding - diluted	307.2	320.0	(4)%

(1)   The effective tax rate is 18.9% and 26.1% for the three months ended March 31, 2014 and 2013, respectively.

Aon plc
Revenue (Unaudited)

	Three Months Ended
(millions)	Mar. 31, 2014	Mar. 31, 2013	Percent Change	Organic Revenue Growth (1)
Commissions, Fees and Other
Risk Solutions	$1,988	$1,964	1%	3%
HR Solutions	965	954	1	1
Total Operating Segments	$2,953	$2,918	1%	2%
Fiduciary Investment Income
Risk Solutions	$6	$7	(14)%
HR Solutions	—	—	N/A
Total Operating Segments	$6	$7	(14)%
Total Revenue
Risk Solutions	$1,994	$1,971	1%
HR Solutions	965	954	1
Intersegment	(12)	(10)	20
Total	$2,947	$2,915	1%

(1)        Organic revenue excludes the impact of foreign exchange, acquisitions, divestitures, transfers, reimbursable expenses and unusual items. Change in organic revenue, a non-GAAP measure, is reconciled to the corresponding U.S. GAAP percent change in revenue on page 11 of this release.

Aon plc
Segments (Unaudited)

Risk Solutions

	Three Months Ended
(millions)	Mar. 31, 2014	Mar. 31, 2013	Percent Change
Revenue
Commissions, fees and other	$1,988	$1,964	1%
Fiduciary investment income	6	7	(14)
Total revenue	1,994	1,971	1

Expenses
Compensation and benefits	1,130	1,110	2
Other general expenses	419	458	(9)
Total operating expenses	1,549	1,568	(1)

Operating income	$445	$403	10%

Operating margin	22.3%	20.4%

HR Solutions

	Three Months Ended
(millions)	Mar. 31, 2014	Mar. 31, 2013	Percent Change
Revenue
Commissions, fees and other	$965	$954	1%
Fiduciary investment income	—	—	N/A
Total revenue	965	954	1

Expenses
Compensation and benefits	594	590	1
Other general expenses	304	313	(3)
Total operating expenses	898	903	(1)

Operating income	$67	$51	31%

Operating margin	6.9%	5.3%

Total Operating Income (Loss)

	Three Months Ended
(millions)	Mar. 31, 2014	Mar. 31, 2013	Percent Change
Risk Solutions	$445	$403	10%
HR Solutions	67	51	31
Unallocated	(43)	(44)	(2)
Total operating income	$469	$410	14%

Total operating margin	15.9%	14.1%

Aon plc
Reconciliation of Non-GAAP Measures - Organic Revenue and Free Cash Flow (Unaudited)

Organic Revenue (Unaudited)

	Three Months Ended
(millions)	Mar. 31, 2014	Mar. 31, 2013	Percent Change	Less: Currency Impact (1)	Less: Acquisitions, Divestitures & Other	Organic Revenue Growth (2)
Commissions, Fees and Other
Risk Solutions Segment:
Retail brokerage
Americas	$698	$686	2%	(3)%	1%	4%
International	881	876	1	—	(2)	3
Total Retail brokerage	1,579	1,562	1	(1)	(1)	3
Reinsurance brokerage	409	402	2	(1)	—	3
Total Risk Solutions	1,988	1,964	1	(1)	(1)	3
HR Solutions Segment:
Consulting services	384	382	1	1	(1)	1
Outsourcing	589	581	1	—	—	1
Intrasegment	(8)	(9)	N/A	N/A	N/A	N/A
Total HR Solutions	965	954	1	—	—	1
Total Operating Segments	$2,953	$2,918	1%	(1)%	—%	2%

Free Cash Flow (Unaudited)

	Three Months Ended
(millions)	Mar. 31, 2014	Mar. 31, 2013	Percent Change
Cash (Used For) Provided By Operations	$(11)	$54	(120)%
Less: Capital Expenditures	(55)	(60)	(8)
Free Cash Flow (3)	$(66)	$(6)	(1,000)%

(1)        Currency impact is determined by translating last year's revenue at this year's foreign exchange rates.

(2)        Organic revenue excludes the impact of foreign exchange, acquisitions, divestitures, transfers, reimbursable expenses and unusual items.

(3)        Free cash flow is defined as cash flow from operations less capital expenditures. This non-GAAP measure does not imply or represent a precise calculation of residual cash flow available for discretionary expenditures.

Aon plc
Reconciliation of Non-GAAP Measures - Operating Income and Diluted Earnings Per Share (Unaudited) (1)

	Three Months Ended March 31, 2014
(millions)	Risk Solutions	HR Solutions	Unallocated Income & Expense	Total
Revenue	$1,994	$965	$(12)	$2,947

Operating income (loss) - as reported	$445	$67	$(43)	$469
Intangible asset amortization	25	61	—	86
Operating income (loss) - as adjusted	$470	$128	$(43)	$555

Operating margins - as adjusted	23.6%	13.3%	N/A	18.8%

	Three Months Ended March 31, 2013
(millions)	Risk Solutions	HR Solutions	Unallocated Income & Expense	Total
Revenue	$1,971	$954	$(10)	$2,915

Operating income (loss) - as reported	$403	$51	$(44)	$410
Restructuring charges	11	15	—	26
Intangible asset amortization	29	70	—	99
Headquarters relocation costs	—	—	3	3
Operating income (loss) - as adjusted	$443	$136	$(41)	$538

Operating margins - as adjusted	22.5%	14.3%	N/A	18.5%

	Three Months Ended March 31,
(millions except per share data)	2014	2013
Operating income - as adjusted	$555	$538
Interest income	2	1
Interest expense	(58)	(52)
Other income	1	9

Income before income taxes - as adjusted	500	496
Income taxes (2)	95	129
Net income - as adjusted	405	367
Less: Net income attributable to noncontrolling interests	11	11
Net income attributable to Aon shareholders - as adjusted	$394	$356

Diluted earnings per share - as adjusted	$1.28	$1.11

Weighted average ordinary shares outstanding - diluted	307.2	320.0

(1)        Certain noteworthy items impacting operating income in 2014 and 2013 are described in this schedule. The items shown with the caption "as adjusted" are non-GAAP measures.

(2)        The effective tax rate is 18.9% and 26.1% for the three months ended March 31, 2014 and 2013, respectively. Adjusting items are generally taxed at the effective tax rate.

Aon plc
Condensed Consolidated Statements of Financial Position (Unaudited)

	As of
(millions)	March 31, 2014	December 31, 2013
	(Unaudited)
ASSETS
Current Assets
Cash and cash equivalents	$338	$477
Short-term investments	340	523
Receivables, net	2,880	2,896
Fiduciary assets (1)	12,038	11,871
Other current assets	577	563
Total Current Assets	16,173	16,330
Goodwill	9,030	8,997
Intangible assets, net	2,500	2,578
Fixed assets, net	785	791
Investments	143	132
Other non-current assets	1,446	1,423
Total Assets	$30,077	$30,251

LIABILITIES AND EQUITY
Current Liabilities
Fiduciary liabilities	$12,038	$11,871
Short-term debt and current portion of long-term debt	1,077	703
Accounts payable and accrued liabilities	1,499	1,931
Other current liabilities	967	906
Total Current Liabilities	15,581	15,411
Long-term debt	3,669	3,686
Pension, other post retirement and other post employment liabilities	1,573	1,607
Other non-current liabilities	1,248	1,352
Total Liabilities	22,071	22,056

EQUITY
Shareholders' Equity
Ordinary shares ($0.01 nominal value)	3	3
Additional paid-in capital	4,860	4,785
Retained earnings	5,403	5,731
Accumulated other comprehensive loss	(2,320)	(2,374)
Total Aon Shareholders' Equity	7,946	8,145
Noncontrolling interests	60	50
Total Equity	8,006	8,195
Total Liabilities and Equity	$30,077	$30,251

(1)	Includes short-term investments: 2014 - $4,088, 2013 - $3,778

Aon plc
Condensed Consolidated Statements of Cash Flows (Unaudited)

	Three Months Ended
(millions)	March 31, 2014	March 31, 2013
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$336	$272
Adjustments to reconcile net income to cash provided by operating activities:
Gain from sales of businesses and investments, net	(5)	—
Depreciation of fixed assets	60	59
Amortization of intangible assets	86	99
Share-based compensation expense	102	69
Deferred income taxes	10	13
Change in assets and liabilities:
Fiduciary receivables	165	(42)
Short term investments - funds held on behalf of clients	(271)	(322)
Fiduciary liabilities	106	364
Receivables, net	13	174
Accounts payable and accrued liabilities	(468)	(417)
Restructuring reserves	(40)	(16)
Current income taxes	2	(65)
Pension and other post employment liabilities	(128)	(196)
Other assets and liabilities	21	62
CASH (USED FOR) PROVIDED BY OPERATING ACTIVITIES	(11)	54

CASH FLOWS FROM INVESTING ACTIVITIES
Proceeds from sale of long-term investments	42	18
Purchases of long-term investments	(10)	(3)
Net sales (purchases) of short-term investments - non-fiduciary	183	(16)
Acquisition of businesses, net of cash acquired	(5)	(2)
Proceeds from sale of businesses	1	1
Capital expenditures	(55)	(60)
CASH PROVIDED BY (USED FOR) INVESTING ACTIVITIES	156	(62)

CASH FLOWS FROM FINANCING ACTIVITIES
Share repurchase	(600)	(300)
Issuance of shares for employee benefit plans	26	36
Issuance of debt	1,195	1,150
Repayment of debt	(829)	(715)
Cash dividends to shareholders	(53)	(50)
Purchase of shares from noncontrolling interests	1	(1)
CASH (USED FOR) PROVIDED BY FINANCING ACTIVITIES	(260)	120

EFFECT OF EXCHANGE RATE CHANGES ON CASH AND CASH EQUIVALENTS	(24)	5
NET (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS	(139)	117
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	477	291
CASH AND CASH EQUIVALENTS AT END OF PERIOD	$338	$408